UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form 8-K
                               CURRENT REPORT

                       Pursuent to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

              Date of Report  (Date of earliest event reported)

                           December 17, 1997

                            BB&T Corporation
            (Exact name of registrant as specified on its charter)

                      Commission file number:  1-10853

         North Carolina                                    56-0939887
    (State of Incorporation)             (I.R.S.  Employer Identification No.)

       200 West Second Street
    Winston-Salem, North Carolina                            27101
(Address of principal executive offices)                   (Zip Code)

                               (336) 733-2000
              (Regristrant's telephone number, including area code)

This Form 8-K has 4 pages. The sequential numbering of the pages is indicated in the lower right hand corner.

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ITEM 5.   OTHER EVENTS

          The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation has executd a definitive agreement to acquire Franklin Bancorporation Inc. of Washington, D.C.

EXHIBIT INDEX

Exhibit 99.1 Announcement to acquire Franklin Bancorporation Inc. of Washington, D.C.
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BB&T to acquire Franklin Bancorporation Inc. of D.C.

         BB&T Corporation ("BB&T") announced on December 16, 1997, that it will acquire Franklin Bancorporation ("Franklin") of Washington, D.C., in a stock transaction valued at $22.45 per Franklin common share, or $165.1 million in the aggregate, based on BB&T's closing price of $63.75 per share on Monday, December 15, 1997. The acquisition will provide BB&T with its initial entry into the metropolitan Washington, D.C. market.

         The transaction, approved on December 16 by the boards of directors of both companies, will be accounted for as a pooling of interests. The merger will be effected through the exchange of BB&T common stock for all outstanding shares of Franklin common stock in the following manner. If the average price of BB&T's common stock is between $54.50 and $65.00 per share during a specified pricing period, Franklin shareholders will receive between .35 and .3743 shares of BB&T common stock for each share of Franklin owned, with the final exchange ratio calculated in accordance with the provisions contained in the definitive merger agreement. If BB&T's average price falls below $54.50 for the pricing period, the exchange ratio will be fixed at .3743 shares of BB&T for each Franklin share (subject to possible upward adjustment under certain conditions). If BB&T's average price rises above $65.00 for the pricing period, the exchange ratio is fixed at .35 shares of BB&T for each Franklin share. All exchange ratio calculations will be based on the average price of BB&T common stock for a specified 20-day period prior to closing.

         Management anticipates incurring approximately $2.8 million in one-time, merger-related charges in conjunction with completing the transaction. Estimated annual cost savings of $3.6 million, or approximately 25% of Franklin's current expense base, are expected to be achieved as a result of the merger. The transaction is expected to be nondilutive to BB&T's earnings per share in the first year after consummation and modestly accretive thereafter.

        Franklin, with approximately $507 million in assets as of September 30, 1997, operates nine full service banking offices, six in the District of Columbia, one in Bethesda, Md., and two in Northern Virginia in Alexandria and Tysons Corner. Franklin common stock is traded on the NASDAQ National Market System under the symbol FNBC.

        BB&T will have approximately $4 billion in assets in Virginia and the metropolitan D.C. area following its acquisition of Franklin and the completion of a previously announced merger with Life Bancorp. of Norfolk, Va., which will provide BB&T with the largest market share of deposits in the Southside Hampton Roads area (Norfolk, Virginia Beach, Chesapeake, Portsmouth and Suffolk). BB&T of Virginia currently operates 53 banking offices in 26 cities and towns.

        Directors of Franklin will become members of BB&T's regional board for the metropolitan D.C. area. The merger, which is subject to the approval of the shareholders of Franklin and federal and state banking regulators, is expected to be completed in the second quarter of 1998.

        BB&T, a multi-bank holding company with $27.2 billion in assets as of September 30, 1997, operates 485 banking offices in the Carolinas and Virginia. BB&T common stock is listed on the New York Stock Exchange under the symbol BBK.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                BB&T CORPORATION
                                  (Registrant)

                                              By:   /S/ SHERRY A. KELLETT

                                                      Sherry A. Kellett
                                       Executive Vice President and Controller
                                            (Principal Accounting Officer)
Date: December 17, 1997